ARK FUNDS
                            FUND ACCOUNTING AGREEMENT

         AGREEMENT made as of the 1st day of January, 2002, by and between ARK Funds, a Massachusetts business trust, with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (the "Trust"), and Forum Accounting Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest (the "Shares") in separate series and classes; and

         WHEREAS, the Trust offers Shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 7, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust offers Shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes");

         WHEREAS, the Trust desires that Forum perform certain fund accounting services for each Fund and Class thereof and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Forum hereby agree as follows:

         SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

         (a) The Trust hereby appoints Forum, and Forum hereby agrees, to act as fund accountant of the Trust for the period and on the terms set forth in this Agreement.

         (b) In connection therewith, the Trust has delivered to Forum copies of: (i) the Trust's declaration of trust and bylaws (collectively, as amended from time to time, "Organic Documents"); (ii) the Trust's registration statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"); (iii) the Trust's current prospectus and statement of additional information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); (iv) each plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan"); and (v) all procedures adopted by the Trust with respect to the Funds (e.g., repurchase agreement procedures), and shall promptly furnish Forum with all amendments of or supplements to the foregoing. The Trust shall deliver to Forum a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.


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         SECTION 2.  DUTIES OF FORUM

         (a) Forum and the Trust's sub-administrator, Forum Administrative Services, LLC (the "Administrator"), may from time to time adopt such procedures as they agree upon to implement the terms of this section. With respect to each Fund, Forum shall:

         (i) calculate the net asset value per share ("NAV") with the frequency prescribed in each Fund's then-current Prospectus;

         (ii) calculate each item of income, deduction, credit, gain and loss, if any, and process each Fund's stated expense ratio as required by the Trust and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

         (iii) maintain each Fund's general ledger and record all income, gross expenses, capital share activity and security transactions of each Fund;

         (iv) calculate the "SEC yield" and money market fund seven-day yields for each Fund, and each Class thereof, as applicable;

         (v) provide the Trust and such other persons as the Administrator may direct with the following reports: (A) Key Numbers Summary; (B) trial balance; (C) current security position report by tax lot; (D) security position report by security identifier; (E) stale pricing; and (F) cash position and projection report;

         (vi) prepare and record once daily, as of the time when the NAV of a Fund is calculated or at such other time as otherwise directed by the Trust, either (A) a valuation of the assets of the Fund (unless otherwise specified in or in accordance with this Agreement, based upon the use of outside services normally used and engaged for this purpose by Forum in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Trust's instructions in the case of all other assets) or (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage;

         (vii) make such adjustments over such periods as the Administrator deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

         (viii) provide appropriate records to assist the Trust's independent accountants and, upon approval of the Trust or the Administrator, any regulatory body in any requested review of the Trust's books and records maintained by Forum;

         (ix) provide information typically supplied in the investment company industry to the Fund's transfer agent and Nasdaq;

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         (x)  transmit  the  NAVs  and  dividend  factors  of all  Funds  to the
         Administrator  and to those persons  designated by the Administrator in
         writing  either  by  internet  e-mail  or  facsimile   transmission  as
         designated by the Administrator;

         (xi)     provide  the  Trust  or  the  Administrator   with  the  data
         requested by the Trust or the Administrator that is required to update the Registration Statement;

         (xii) provide the Trust or independent accountants the data requested with respect to the preparation of the Trust's income, excise and other tax returns;

         (xiii) provide the Trust or independent accountants with unadjusted Fund data directly from Forum's portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Trust's semi-annual financial statements;

         (xiv) process all distributions as directed in writing by the Trust or the Administrator;

         (xv)  transmit  to  and  receive  from  each  Fund's   transfer   agent
         appropriate data to reconcile daily Shares outstanding and other data with the transfer agent;

         (xvi) reconcile cash daily and reconcile security identifier, units, maturities and rates at least monthly with each Fund's custodian;

         (xvii) verify investment trade tickets when received from an investment adviser and maintain individual ledgers and historical tax lots for each security; and

         (xviii) perform such other recordkeeping, reporting and other tasks as may be specified from time to time by the Trust or the Administrator in the procedures adopted by the Board pursuant to mutually acceptable compensation and implementation agreements.

         (b) Forum shall prepare and maintain on behalf of the Trust all books and records of each Fund, and each Class thereof, required to be maintained by the Trust with respect to portfolio transactions of the Funds pursuant to Rule 31a-1 under the 1940 Act (the "Rule"), including, without limitation:

         (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

         (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule;

         (iii) A record of each brokerage order given by or on behalf of the Trust for, or in connection with, the purchase or sale of securities, whether executed or not, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

         (iv) A record of all options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule; and

         (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

         Forum shall maintain under this Agreement such other records as are (1)
(A) required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies and (B) relate to the portfolio transactions of the Funds, or (2) agreed upon between the parties hereto.

         (c) The books and records prepared and maintained pursuant to Section 2(b) shall be prepared and maintained in such form, for such periods and in such locations as may be required by the 1940 Act. The books and records pertaining to the Trust that are in possession of Forum shall be the property of the Trust. The Trust, the Administrator, or the Trust's or the Administrator's authorized representatives, shall have access to such books and records at all times during Forum's normal business hours. Upon the reasonable request of the Trust or the Administrator, copies of any such books and records shall be provided promptly by Forum to the Trust or the Trust's authorized representatives at the Trust's expense. In the event the Trust designates a successor that shall assume any of Forum's obligations hereunder, Forum shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Forum under this Agreement.

         (d) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act. Except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         SECTION 3.  STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

         (a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Trust or any of the Trust's shareholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement.

         (b) The Trust agrees to indemnify and hold harmless Forum, its employees, agents, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), ("Forum Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum's actions taken or failures to act with respect to a Fund that are taken (or not taken, as the case may be) in the absence of bad faith, willful malfeasance and negligence or based, if applicable, on good faith reliance upon an item described in Section 3(d) (a "Forum Claim"). The Trust shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Forum Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the Forum Claim in its own name or in the name of the Forum Indemnitee.

         (c) Forum agrees to indemnify and hold harmless the Trust, its employees, agents, trustees, officers and managers ("Trust Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to
(i) Forum's actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a), or (ii) any breach of Forum's representation set forth in Section 4 (a "Trust Claim"). Forum shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the Trust or the Trust Indemnitee does not give Forum written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

         (d) Forum shall not be liable for any action taken or failure to act in good faith reliance upon:

         (i) the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to Forum;

         (ii) any oral or electronic instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board to give such oral instruction. Provided that Forum has such reasonable belief, Forum shall have no duty or obligation to make any inquiry or effort of certification of such instruction;

         (iii) any written instruction of the Trust or persons authorized by the Board to give such oral instruction or any certified copy of any resolution of the Board, and Forum may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Forum to have been validly executed; or

         (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Forum to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and no Forum Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral, electronic or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

         (e) Forum shall not be liable for the errors of other service providers to the Trust or their systems, including the errors of pricing services (other than to monitor the accuracy of prices provided by pricing services and to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Forum) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.

         (f) Forum shall reimburse each applicable Fund for any net losses to the Fund during each NAV Error Period resulting from an NAV Difference that is at least 1/10 of 1% but that is less than 1/2 of 1%. Forum shall reimburse the Fund on its own behalf and on behalf of each Fund shareholder for any losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least 1/2 of 1%; provided, however, that Forum shall not be responsible for reimbursing any Fund shareholder account that experiences an aggregate loss during any NAV Error Period of less than $10.

         (g) For purposes of this Agreement: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected divided by Recalculated NAV; (ii) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of 1/10 of 1% or more exists; (iii) NAV Differences and any Forum liability therefrom are to be calculated each time a Fund's (or Class's) NAV is calculated; (iv) in calculating any amount for which Forum would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (v) in calculating any amount for which Forum would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

         SECTION 4.  REPRESENTATIONS AND WARRANTIES

         (a)      Forum represents and warrants to the Trust that:

         (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

         (ii)     It is duly qualified to carry on its business;

         (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

         (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

         (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (b)      The Trust represents and warrants to Forum that:

         (i) It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

         (ii) It is empowered under applicable laws and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement;

         (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (iv) It is an open-end management investment company registered under the 1940 Act; and

         (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         SECTION 5.  COMPENSATION AND EXPENSES

         (a) In consideration of the services provided by Forum pursuant to this Agreement, the Trust shall pay Forum, with respect to each Fund, the fees set forth in Appendix B hereto.

         All fees payable hereunder shall be accrued daily by the Trust. The fees shall be payable monthly in advance on the first business day of each calendar month for services to be performed during the following calendar month. As applicable, fees shall be estimated based on current information and adjustments for estimates of prior month fees shall be made the next month. Reimbursements as described in Section 5(b) shall be payable monthly in arrears on the first day of each calendar month for services performed during the prior calendar month. If fees payable for the services listed in clause (i) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Forum such compensation as shall be payable prior to the effective date of termination.

         (b) In connection with the services provided by Forum pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Forum for the expenses set forth in clause (iii) of Appendix B hereto. In addition, the Trust, on behalf of the applicable Fund, shall reimburse Forum for all reasonably incurred expenses and employee time attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews. Should the Trust exercise its right to terminate this Agreement, the Trust, on behalf of the applicable Fund, shall reimburse Forum for all reasonably incurred out-of-pocket expenses and employee time associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities.

         (c) Forum may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Forum; provided, however, that Forum shall in all cases first reasonably attempt to apply to and obtain the advice and opinion of in-house counsel to Forum Administrative Services, LLC, the sub-administrator of the Trust. The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust.

         SECTION 6.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

         (a) This Agreement shall become effective on the date hereof and, with respect to each new Fund and Class referred to in Section 7, on the earlier of the date on which the Trust's Registration Statement relating to the Shares of such Fund or Class becomes effective or the date of the commencement of operations of the Fund or Class.

         (b) This Agreement shall continue in effect with respect to each Fund and Class until December 31, 2002 (the "Initial Term") and shall continue in effect thereafter for successive one-year periods unless earlier terminated in accordance with this section or until the Fund or Class ceases operations.

         (c) In the event that the Trust elects to terminate this Agreement prior to December 31, 2004, pursuant to this Section 6, the Trust shall pay Forum twelve (the "multiplier") times the monthly average fees due to Forum under this Agreement ("Termination Fee") (calculated based on the last three months prior to the date of termination). The multiplier shall be reduced one-twelfth for each full calendar quarter after December 31, 2001 that expires. The Termination Fee shall be due as of the last day this Agreement is effective. An amendment of this Agreement that eliminates a portion of the services that Forum provides to the Trust and associated fees to Forum (as agreed by the parties), wherein Allfirst Trust Company N.A or its affiliates contemporaneously become responsible for delivering similar services to the Trust, shall not be deemed to be a termination.

         (d) This Agreement may be terminated with respect to any or all Funds at any time after the date that is 90 days prior to the expiration of the Initial Term, (i) by the Board on 90 days' written notice to Forum or (ii) by Forum on 90 days' written notice to the Trust. If the Trust terminates the Agreement prior to December 31, 2004, the Trust shall pay Forum a Termination Fee as calculated in Section 6(c).

         (e) This Agreement and the rights and duties under this Agreement may not be assigned by either Forum or the Trust except by the specific written consent of the other party. Notwithstanding anything in this Agreement to the contrary, the transfer of ownership of all or part the equity interests in Forum to Forum's employees or the heirs or devisees of John Keffer shall not be deemed to be an assignment. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         (f) The  provisions of Sections  2(c), 3, 5, 6(d),  6(e), 8, 9, 10, 12,
and 13 shall survive any termination of this Agreement.

         SECTION 7.  ADDITIONAL FUNDS AND CLASSES

         In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, automatically shall become Funds and Classes under this Agreement and the fees applicable to the new Funds and Classes as provided on Appendix B shall apply. Forum or the Trust may elect not to make any such series or classes subject to this Agreement.

         SECTION 8.  CONFIDENTIALITY

         Forum agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information as approved by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Forum is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Forum shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Trust.

         SECTION 9.  FORCE MAJEURE

         Forum shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical or other breakdown of the securities markets, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Forum's obligations hereunder are to oversee or monitor the activities of third parties, Forum shall not be liable for any failure or delay in the performance of Forum's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Forum.

         SECTION 10.  DISASTER RECOVERY

         Forum shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to the Trust and emergency use of electronic data processing equipment. In the event of equipment failures, Forum shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Forum shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Forum's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement and provided further that Forum has complied with the provisions of this Section 10.

         SECTION 11.  ACTIVITIES OF FORUM

         (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's managers, officers or employees who also may be a Trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         (b) Forum may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Forum of its responsibilities hereunder. Forum may pay those persons for their services, but no such payment will increase Forum's compensation or reimbursement of expenses from the Trust.

         SECTION 12.  COOPERATION WITH INDEPENDENT ACCOUNTANTS

         Forum shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         SECTION 13.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The trustees, officers, employees and agents of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which its rights or claims relate in settlement of such rights or claims, and not to the trustees, officers, employees and agents of the Trust or the shareholders of the Funds.

         SECTION 14.  MISCELLANEOUS

         (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement, even if such party is advised of the possibility of such damages.

         (b) Except for Appendix A to add new Funds and Classes in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

         (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

         (k) No employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

         (l) The term "affiliated person" shall have the meaning ascribed thereto in the 1940 Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                    ARK FUNDS


                                    By:      /S/ MICHELE DALTON
                                       -----------------------------------------
                                             Name: Michele Dalton
                                             Title: Vice President


                                    FORUM ACCOUNTING SERVICES, LLC


                                    By:      /S/ STACEY E. HONG
                                       -----------------------------------------
                                             Stacey E. Hong
                                               Director

                                    ARK FUNDS
                            FUND ACCOUNTING AGREEMENT

                                   APPENDIX A


                                             INCEPTION                   INCEPTION               INCEPTION                 INCEPTION
                                                DATE     INSTITUTIONAL      DATE     RETAIL A       DATE       RETAIL B       DATE
                              INSTITUTIONAL                    II

Money Market Port.                  X         6/14/93          X          7/21/95        X        3/2/94          X*        9/1/98
Govt. Money Market                  X         6/14/93          X          7/28/95        X        7/7/97
U.S.Treas. Money  MKT.              X         6/14/93          X          7/28/95        X        12/15/95
Tax-Free Money MKT.                 X         6/14/93          X          7/28/95        X        3/15/94
Pennsylvania Tax-Free Money         X          5/1/01          X          5/1/01
MKT.
Short-Term                          X         3/20/96                                    X        9/9/96
Treasury
Short-Term Bond                     X         3/31/96
U.S. Gov't Bond                     X         3/31/96                                    X        4/1/98
Interm. Fixed Income                X         11/15/96
Income                              X         7/16/93                                    X        4/12/94         X         9/1/98
Maryland Tax -Free                  X         11/15/96                                   X        1/2/97          X         9/1/99
Pennsylvania Tax-Free               X         3/31/96                                    X        3/23/98         X         9/1/99
Balanced                            X         7/16/93                                    X        3/9/94          X         9/1/98
Equity Income                       X         11/15/96                                   X        5/9/97
Value Equity                        X         3/31/96                                    X        4/1/98          X         9/1/99
Equity                              X         10/1/97                                    X        11/3/97
Index
Blue Chip Equity                    X          4/1/96                                    X        5/16/96         X         7/1/98
Capital Growth                      X         7/16/93                                    X        3/9/94          X         9/1/98
Mid-Cap Equity                      X         11/15/96                                   X        9/1/99
Small-Cap Equity                    X         7/13/95                                    X        5/16/96         X         2/19/01
Int'l Equity                        X         3/31/97                                    X        4/1/98
Emerging Markets                                                                         X        1/7/92
Social Issues Intermediate          X          5/1/01
Fixed Income
Social Issues Blue Chip             X          5/1/01
Equity
Social Issues Capital Growth        X          5/1/01
Social Issues Small Cap             X          5/1/01
Equity

         TOTAL                     25                          5                        19                        9
* For exchange purposes only

                                      -13-




CASH MANAGEMENT FUNDS
                                             INCEPTION                    INCEPTION                 INCEPTION
                                CORPORATE       DATE      CORPORATE II       DATE       CORPORATE       DATE
                                                                                           III
U.S. Government Cash                X         10/19/00         X            6/1/00          X         6/6/00
Management Money Market
U.S. Prime Cash Management          X         7/28/00          X            6/5/00          X         8/16/00
Money Market
U.S. Treasury Cash                                             X           7/21/00          X         10/6/00
Management Money Market
Tax-Free Cash Management                                                                    X         6/23/00
Money Market

         TOTAL                      2                          3                            4


                                      -14

                                    ARK FUNDS
                            FUND ACCOUNTING AGREEMENT

                                   APPENDIX B

                                FEES AND EXPENSES


(I)      BASE FEE

         Standard Fee
           Fee per Fund.......................................... $3,000/month
           Fee per New Fund......................................$1,500/month*
           Fee per International Fund............................ $5,000/month
           Fee for each additional Class of the Fund above one...   $500/month

(II)     ASSET CHARGE (FEE AS A % OF THE ANNUAL AVERAGE DAILY NET ASSETS OF A
         FUND)

Fee per Fund               0.01%

(III)    OUT-OF-POCKET AND RELATED EXPENSES:

         The Trust, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): (i) pricing, paydown, corporate action, credit and other reporting services, (ii) taxes, (iii) postage and delivery services, (iv) telephone services, (v) electronic or facsimile transmission services, (vi) reproduction, (vii) printing and distributing financial statements, (viii) microfilm and microfiche and
         (ix) Trust record storage and retention fees. In addition, any other expenses incurred by Forum at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

         * For the first calendar year of each New Fund. Thereafter, the Base Fee would be the same as that of an Existing Fund (i.e., $3,000 per month). The ARK Social Issues Intermediate Fixed Income Portfolio, the ARK Social Issues Blue Chip Equity Portfolio, the ARK Social Issues Capital Growth Portfolio, and the ARK Social Issues Small-Cap Equity Portfolio shall each be considered a New fund for calendar year 2002.


                                      -15-